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                                                                    Exhibit 23.1

                         CONSENT OF COZEN AND O'CONNOR


                                 July 20, 2001

South Jersey Gas Company
One South Jersey Plaza
Route 54
Folsom, New Jersey  08037


Ladies and Gentlemen:

  We hereby consent to the reference to our firm under the caption "Experts" in the Pricing Supplement dated July 19, 2001, relating to $10,000,000 aggregate principal amount of Secured Medium Term Notes, Series A 2001-3 due July 31, 2016, which forms a part of the Registration Statement on Form S-3 (File No. 333-62019) of South Jersey Gas Company (the "Company") and to the filing hereof with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K dated July 20, 2001.

                                  Very truly yours,


                                  /s/ Cozen and O'Connor